Alliance Data Systems Corporation Prices $300 Million Convertible Senior Notes

DALLAS, May 28, 2009 /PRNewswire-FirstCall/ — Alliance Data Systems Corporation (NYSE: ADS) announced today the pricing last night of its previously announced offering of $300 million aggregate principal amount of convertible senior notes due 2014 (the “Notes”). The Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Alliance Data has granted to the initial purchasers of the Notes an option to purchase up to an additional $45 million aggregate principal amount of the Notes solely to cover over-allotments, if any.

Alliance Data expects to use the net proceeds of the offering and related warrant transactions (i) to repurchase approximately $74.9 million worth of shares of Alliance Data common stock through prepaid forward transactions, described below, (ii) to pay approximately $44.1 million for the cost of convertible note hedge transactions entered into in connection with the offering, taking into account the anticipated proceeds to Alliance Data from related warrant transactions, each described below, and (iii) for general corporate purposes, which may include repayment of outstanding indebtedness under the Company’s revolving credit facility. The stock repurchase is part of the Company’s previously announced stock repurchase program and will be paid for concurrently with the issuance of the Notes, pursuant to the terms of prepaid forward transactions entered into in connection with the offering of Notes.

The Notes will be general unsecured senior obligations of Alliance Data, will pay interest semi-annually at a rate of 4.75% per annum, and will be convertible during certain periods and under certain circumstances. Subject to earlier repurchase by Alliance Data or conversion, the Notes will mature on May 15, 2014. Upon conversion, holders of the Notes will receive, at the election of Alliance Data, cash, shares of Alliance Data’s common stock or a combination of cash and shares of Alliance Data’s common stock, based on the applicable conversion rate at such time. The Notes have an initial conversion rate of 21.0235 shares of common stock per $1,000 principal amount of the Notes (which is equal to an initial conversion price of approximately $47.57 per share), representing an initial conversion premium of approximately 18% above the closing price of $40.31 per share of Alliance Data’s common stock on May 27, 2009. Holders of the Notes will have the right to require Alliance Data to repurchase for cash all or some of their Notes upon the occurrence of certain events.

In connection with the offering of the Notes, Alliance Data entered into convertible note hedge transactions with one or more of the initial purchasers of the Notes or their respective affiliates (the “hedge counterparties”) and intends to use a portion of the net proceeds from the offering to pay for the convertible note hedge transactions. Alliance Data also entered into separate warrant transactions with the hedge counterparties, which will result in additional proceeds to Alliance Data. The warrants have an exercise price that is 175% of the closing price of Alliance Data’s common stock on May 27, 2009.

Also in connection with the offering of the Notes, Alliance Data entered into prepaid forward transactions with one or more of the initial purchasers of the Notes or their respective affiliates. Pursuant to the forward transactions, the Company will repurchase shares of its common stock, to be paid for concurrently with the closing of the Notes offering, with delivery of the purchased shares expected over a specified settlement period in 2014. The shares to be purchased under the prepaid forward transactions will be treated as retired as of the effective date of those transactions for accounting purposes, but will remain outstanding for corporate law purposes, including for purposes of any future stockholder vote.

In connection with the convertible note hedge and warrant transactions, the hedge counterparties have advised Alliance Data that they or their affiliates may enter into various derivative transactions with respect to Alliance Data’s common stock concurrently with or shortly after pricing of the Notes. These transactions could have the effect of increasing or preventing a decline in the price of Alliance Data’s common stock concurrently with or following the pricing of the Notes. In addition, the hedge counterparties or their affiliates may from time to time, following the pricing of the Notes, modify their respective hedge positions by entering into or unwinding various derivative transactions with respect to Alliance Data’s common stock or by purchasing or selling Alliance Data’s common stock in secondary market transactions during the term of the Notes (and are likely to do so during any cash settlement averaging period related to the conversion of the Notes). These activities could have the effect of decreasing the price of Alliance Data’s common stock and could adversely affect the price of the Notes during any cash settlement averaging period related to the conversion of the Notes.

If the initial purchasers exercise their option to purchase additional Notes, Alliance Data expects to use a portion of the net proceeds from the sale of the additional Notes to increase ratably the number of shares underlying the convertible note hedge transactions. The Company also expects the hedge counterparties to increase ratably the number of shares underlying the warrant transactions, which would result in additional proceeds to Alliance Data. Alliance Data expects to use the remainder of the net proceeds from the sale of additional Notes for general corporate purposes, which may include repayment of outstanding indebtedness under the Company’s revolving credit facility.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Alliance Data common stock into which the Notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

SOURCE: Alliance Data Systems Corporation

CONTACT: Julie Prozeller of Financial Dynamics, +1-212-850-5721